                                                                Exhibit 99-D-1.5

                           UNITED STATES OF AMERICA
                                  BEFORE THE
                     FEDERAL ENERGY REGULATORY COMMISSION

                                  )
PECO Energy Company               )           Docket No. EC00_______________
                                  )
PECO Energy Power Company         )
Susquehanna Power Company         )
                                  )

                      APPLICATION OF PECO ENERGY COMPANY
             AND ITS AFFILIATES AND SUBSIDIARIES FOR AUTHORIZATION
                 TO IMPLEMENT PLAN OF CORPORATE RESTRUCTURING


                               TABLE OF CONTENTS

I.      SUMMARY OF FILING AND REQUESTED ACTION.................   3
        A.     Purpose of Filing...............................   3
        B.     Requested Action................................   3

II.     INFORMATION ABOUT PECO ENERGY AND AFFILIATES...........   5
        A.     PECO Energy Company.............................   5
        B.     PECO Energy Ventures............................   8
        C.     AmerGen Energy Company, L.L.C. .................   8

III.    THE PROPOSED PECO ENERGY RESTRUCTURING PLAN............  10
        A.     Background......................................  10
        B.     Description of the Planned Restructuring........  11

IV.     REQUEST FOR APPROVAL OF CORPORATE REORGANIZATION.......  14
        A.     The Effect on Competition.......................  14
        B.     The Effect on Rates.............................  16
        C.     The Effect on Regulation........................  17
        D.     Public Interest Conclusion......................  18

V.      FILING REQUIREMENTS UNDER PART 33......................  18

VI.     LIST OF MATERIALS SUBMITTED............................  21

VII.    CONCLUSION.............................................  22


                            UNITED STATES OF AMERICA
                                   BEFORE THE
                      FEDERAL ENERGY REGULATORY COMMISSION

                                  )
PECO Energy Company               )       Docket No. EC00_______________
                                  )
PECO Energy Power Company         )
Susquehanna Power Company         )
                                  )

                       APPLICATION OF PECO ENERGY COMPANY
             AND ITS AFFILIATES AND SUBSIDIARIES FOR AUTHORIZATION
                  TO IMPLEMENT PLAN OF CORPORATE RESTRUCTURING

     Pursuant to Section 203 of the Federal Power Act, 16 U.S.C. (S) 824b, and
Part 33 of the Regulations of the Federal Energy Regulatory Commission ("FERC" or the "Commission"), 18 C.F.R. Part 33, PECO Energy Company and its affiliates and subsidiaries (collectively, "PECO Energy") request authorization to implement a plan of corporate restructuring under which PECO Energy will establish its generation and power marketing businesses, its transmission and distribution businesses, and its unregulated businesses as separate subsidiaries of a new holding company. As part of the PECO Energy restructuring plan, PECO Energy will transfer control over FERC-jurisdictional facilities to subsidiaries of a newly-formed holding company. PECO Energy requests Commission authorization to effect such transfers.

     Also as part of the PECO Energy restructuring plan, PECO Energy Power Company ("PECO Energy Power") and Susquehanna Power Company ("Susquehanna Power"), both of which are public utility subsidiaries of PECO Energy, plan to transfer control over FERC-jurisdictional facilities to one of the new holding company's subsidiaries. In the alternative, PECO Energy may transfer control over PECO Energy and Susquehanna Power, in their entirety, to a new subsidiary of the holding company. PECO Energy Power and Susquehanna Power, or in the alternative, PECO Energy, request authorization to effect these transfers of control over FERC-jurisdictional facilities.

     The PECO Energy restructuring plan will permit PECO Energy to better compete in the increasingly competitive electric industry, but it will have no negative effect on competition or on PECO Energy's rates, the service PECO Energy provides its wholesale and retail customers, or on federal and state regulators' ability to regulate PECO Energy's jurisdictional facilities and activities. The Commission should find PECO Energy's proposed restructuring plan to be consistent with the public interest and authorize it.

     On November 22, 1999, PECO Energy and Commonwealth Edison Company ("ComEd") jointly applied to the Commission for authorization under Section 203 of the Federal Power Act to complete the proposed merger of PECO Energy and Unicom Corporation ("Unicom"), ComEd's corporate parent./1/ PECO Energy's restructuring and its merger with Unicom are separate transactions. Assuming receipt of required regulatory approvals, PECO Energy expects that its proposed restructuring will occur contemporaneously with its merger with ComEd, but the restructuring is not conditioned on completion of the merger, and in the event the merger is not completed, PECO Energy still will proceed with its restructuring. PECO Energy therefore requests that the instant dockets not be consolidated with the merger filing in Docket No. EC00-26-000.

     PECO Energy plans to complete its restructuring by September 2000 and requests timely FERC action in the instant dockets to permit such a schedule. For purposes of this filing, PECO Energy refers to its anticipated transactional closing date as the "Restructuring Closing Date."

----------------------
     1. The PECO Energy and ComEd merger filing is pending in Docket No. EC00-26-000.

I.   SUMMARY OF FILING AND REQUESTED ACTION

     A.  Purpose of Filing

     PECO Energy seeks authorization to implement the restructuring of the existing PECO Energy into functionally distinct and legally separate subsidiaries under a holding company structure. Under this proposed restructuring, PECO Energy's business operations will be restructured into three subsidiaries of a new holding company, which PECO Energy expects will be named "Exelon Corporation" (hereinafter, "Exelon Corp."): (1) a distribution and transmission company, which will retain the name "PECO Energy Company"; (2) a generation and power marketing company, which as of yet is unnamed but which is called "GenCo" for purposes of this application; and (3) an unregulated ventures company, which also is yet unnamed but which is called "VenturesHoldCo" for purposes of this application. Under the PECO Energy restructuring plan, all the generating facilities PECO Energy or its subsidiaries currently own or control will be transferred to GenCo, including those that are part of FERC-licensed hydroelectric projects. The existing PECO Energy Company, which will emerge from the restructuring with its name unchanged, will be the Exelon Corp. transmission and distribution company subsidiary.

     B.  Requested Action

     PECO Energy and its affiliates respectfully request the Commission to specifically authorize, pursuant to Section 203 of the Federal Power Act, the following transfers of FERC-jurisdictional facilities:

     1. PECO Energy requests the Commission to grant authorization to PECO Energy to implement a plan of corporate restructuring under which PECO Energy will form Exelon Corp. as a new holding company and separate its generation and power marketing businesses from its transmission and distribution businesses as GenCo and PECO Energy Company, respectively, which will exist as separate subsidiaries of Exelon Corp.

     2. PECO Energy requests the Commission to grant authorization for PECO Energy to transfer to GenCo PECO Energy's existing wholesale power sales tariff, the service agreements thereunder, and certain other rate schedules currently on file with FERC./2/

     3. PECO Energy requests the Commission to grant authorization for PECO Energy to transfer to GenCo certain limited transmission facilities.

     4. PECO Energy Power and Susquehanna Power request the Commission to grant authorization to transfer to GenCo the FERC-jurisdictional facilities associated with the Conowingo Project, a FERC-licensed hydroelectric project comprising a dam, generating facilities, and transmission facilities (the "Conowingo Project"), which FERC-jurisdictional facilities include transmission facilities and a rate schedule on file with FERC./3/

     5. In the alternative to the authorization requested in paragraph 4, above, PECO Energy requests the Commission to grant authorization for PECO Energy to transfer to GenCo control over PECO Energy Power and Susquehanna Power as subsidiaries of GenCo./4/

     6. PECO Energy requests the Commission to grant authorization to transfer to GenCo certain transmission facilities associated with the Muddy Run Pumped Storage Project (the "Muddy Run Project")./5/



___________________________

     2. GenCo will file an application with FERC under Section 205 of the Federal Power Act prior to the Restructuring Closing Date for market-based rate authority so that it may assume the PECO Energy tariff, service agreements, and other rate schedules. PECO Energy Company will file a market-based rate wholesale power sales tariff to replace the tariff transferred to GenCo.

     3. PECO Energy Power and Susquehanna Power will make application in a separate docket under Part 1 of the Federal Power Act for authorization to transfer their Conowingo Project FERC licenses to GenCo.

/4/ PECO Energy requests alternative authorizations for the transfer of the FERC-jurisdictional facilities of PECO Energy Power and Susquehanna Power, in paragraph 4, and for the transfer of PECO Energy Power and Susquehanna Power in their entirety to GenCo, in paragraph 5, because their post-restructuring placement in the Exelon Corp. corporate structure currently is undecided.

     5. PECO Energy will make application in a separate docket under Part 1 of the Federal Power Act for authorization to transfer its Muddy Run Project FERC license to GenCo.

     7. Pursuant to Section 203 of the Federal Power Act, PECO Energy, on GenCo's behalf, requests the Commission to grant authorization for GenCo to lease to PECO Energy Company certain transmission facilities associated with the Conowingo Project and the Muddy Run Project.


 II. INFORMATION ABOUT PECO ENERGY AND AFFILIATES

     The following information is provided in detail in the testimony of Kenneth G. Lawrence, President of PECO Energy Distribution, an unincorporated division of PECO Energy, submitted with this Application as Exhibit KGL-1 (Lawrence) (the "Lawrence Testimony").

     A.  PECO Energy Company

     PECO Energy Company is a corporation organized under the laws of the Commonwealth of Pennsylvania. PECO Energy is a vertically-integrated public utility that historically has provided regulated retail electric and gas services to customers in franchised service territories in southeastern Pennsylvania. PECO Energy serves approximately 1.5 million electricity customers and 400,000 natural gas customers.

     PECO Energy's retail activities are subject to regulation by the Pennsylvania Public Utility Commission ("PaPUC"). Pursuant to the Electricity Generation Customer Choice and Competition Act (the "Competition Act"), and as a part of a PaPUC-approved settlement (the "PECO Energy Retail Restructuring Settlement"), PECO Energy has implemented a retail access program under which retail electric consumers are given the right to purchase their electric generating supply requirements from any PaPUC-licensed generation supplier. Under the program, PECO Energy is phasing-in full retail access over two years. As of the date of this application, two-thirds of the retail loads in PECO Energy's service territory are free to choose their electric generation provider. By January 2, 2000, all retail electric customers in PECO Energy's territory will have that freedom.

     PECO Energy remains the provider of electric distribution services in its service territory. As part of the restructuring of the Pennsylvania utility market and the PECO Energy Retail Restructuring Settlement, retail electric ratepayers received a rate decrease in 1999 and will receive another rate decrease in 2000, PECO Energy's distribution charges are capped through June 30, 2005, and generation charges, including those associated with stranded generation investment, are capped through 2010.

     In addition, the Commonwealth of Pennsylvania recently enacted legislation under which all retail gas customers will also be entitled to purchase their gas supply requirements from alternative suppliers. Upon the implementation of the legislation, PECO Energy will not hold any exclusive franchises to sell gas to retail customers, although it expects it will serve as provider of last resort to its existing retail gas customers. PECO Energy will continue to provide distribution services to all retail customers.

     PECO Energy owns transmission facilities located in the Pennsylvania-New Jersey-Maryland control area ("PJM"), but PECO Energy has transferred control over its transmission facilities to the PJM independent system operator (the "PJM ISO"). The PJM ISO offers transmission service over those PECO Energy transmission facilities and the transmission facilities of other PJM regional transmission owners under the PJM Open Access Transmission Tariff on file with FERC. Pennsylvania-New Jersey-Maryland Interconnection, et al., 81 FERC (P)
      --------------------------------------------------------
61,257 (1997).

     PECO Energy markets wholesale electric capacity and energy on a national basis. PECO Energy has a market-based rate wholesale power sales tariff on file with FERC under which PECO Energy is authorized to make market-rate wholesale sales of power. PECO Energy Co., 74 FERC (P) 61,336 (1996). PECO Energy's
                 ---------------
wholesale marketing organization -- the "Power Team," an unincorporated division of PECO Energy -- is a leading supplier of wholesale electricity to customers in the continental United States and Canada, marketing and trading electric energy in wholesale markets and procuring wholesale electricity for resale to PECO Energy's retail electric customers.

     PECO Energy owns generation assets that are operated and maintained by two generation business organizations within PECO Energy, the Power Generation Group ("PGG") and PECO Nuclear. Both PGG and PECO Nuclear are unincorporated operating divisions of PECO Energy. PECO Energy owns approximately 9,200 MW of generating capacity, all of it located in the PJM control area. See Exhibit
                                                                 ---
KGL-3 (list of PECO Energy generating facilities). On September 27, 1999, PECO Energy entered into agreements with Atlantic City Electric Company and Delmarva Power & Light Company to purchase half of those companies' shares in the Peach Bottom Atomic Power Station, a generating facility in which PECO Energy already owns a 42.49 percent interest./6/ PECO Energy's purchase of these Peach Bottom interests will increase the size of its generating portfolio by approximately 164 MW.

     In addition to these roles, PECO Energy is the parent company of PECO Energy Power and Susquehanna Power, which own the Conowingo Project, a hydroelectric generating plant and associated facilities located on the Susquehanna River near Conowingo, Maryland. PECO Energy also owns Horizon Energy Company d/b/a Exelon Energy ("Exelon Energy"), which is authorized to sell wholesale electric capacity and energy at market-based rates/7/ but which conducts business




_________________________

       6 . On December 9, 1999, PECO Energy, Atlantic City Electric Company, and Delmarva Power & Light Company jointly filed an application with FERC under
Section 203 of the Federal Power Act for authorization to complete the transaction involving the Peach Bottom plant.

 /7/   Horizon Energy Co., 81 FERC (P) 61,368 (1997).
       ------------------
primarily as a retail power marketer./8/

     B.  PECO Energy Ventures

     PECO Energy owns or participates in numerous unregulated ventures, including several businesses related to energy and energy-related services, communications, and infrastructure services.

     As noted, PECO Energy owns Exelon Energy, which is licensed by the PaPUC as a retail electric generation supplier and serves retail energy customers in PECO Energy's service territory as well as in other parts of Pennsylvania. Exelon Energy's retail activities in Pennsylvania are subject to regulation by the PaPUC. In addition, Exelon Energy competes for retail customers in other states that have implemented retail access. Exelon Energy's retail activities in other states generally are subject to regulation by the public utility bodies of those states.

     PECO Energy has partnered with firms such as AT&T Corporation and Adelphia Business Solutions, Inc., in ventures that provide local and long-distance telephone service and wireless personal communications services in the Philadelphia area. Other unregulated subsidiaries of PECO Energy provide network distribution infrastructure services, equipment leasing services, and contracting services.

     C.  AmerGen Energy Company, L.L.C.

     PECO Energy owns a 50% interest in AmerGen Energy Company, L.L.C. ("AmerGen"). In 1997, PECO Energy, British Energy plc, and British Energy Inc., formed AmerGen, a Delaware limited liability company, to acquire and operate power plants in the United States. To date, AmerGen has entered into agreements to purchase several nuclear generating facilities.


________________________

/8/ Exelon Energy's wholesale power sales tariff permits it to engage in wholesale balancing transactions in furtherance of its retail marketing activities.

     On October 15, 1998, AmerGen entered into an agreement with GPU Nuclear, Inc., Jersey Central Power & Light Company, Metropolitan Edison Company, and Pennsylvania Electric Company to purchase the Three Mile Island Unit 1 Nuclear Generating Facility ("TMI-1"), located near Harrisburg, Pennsylvania. In an order issued April 2, 1999, FERC approved the sale of the jurisdictional facilities associated with the TMI-1 transaction. Jersey Central Power & Light
                                                   ----------------------------
Co., et al., 87 FERC (P) 61,014 (1999).  AmerGen expects to complete the TMI-1
-----------
transaction in the near future upon satisfaction of the remaining conditions of closing.

     AmerGen has entered into agreements with Niagara Mohawk Power Corporation ("Niagara Mohawk") to purchase Niagara Mohawk's ownership share in the Nine Mile Point Unit 1 Nuclear Generating Facility, and with Niagara Mohawk and New York State Electric & Gas Corporation ("NYSEG") to purchase Niagara Mohawk's and NYSEG's ownership shares in the Nine Mile Point Unit 2 Nuclear Generating Facility. The Nine Mile Point facilities are located near Oswego, New York. On October 29, 1999, the Commission approved the sale of the jurisdictional facilities associated with the Nine Mile Point transactions. Niagara Mohawk
                                                              --------------
Power Corp., et al., 89 FERC (P) 61,124 (1999).  AmerGen expects to complete the
-------------------
Nine Mile Point transactions upon the receipt of additional required regulatory approvals and satisfaction of additional conditions of closing.

     On June 30, 1999, AmerGen executed an asset purchase agreement with Illinois Power Company to purchase the Clinton Power Station, located near Clinton, Illinois. The Commission approved the sale in an order issued November 8, 1999. Illinois Power Co. and AmerGen Energy Co., L.L.C., 89 FERC (P) 62,104
          -------------------------------------------------
(1999).  AmerGen completed its acquisition of Clinton on December 15, 1999.

      On October 15, 1999, AmerGen entered into an agreement with GPU Nuclear, Inc. and Jersey Central Power & Light Company to purchase the Oyster Creek Nuclear Generating Station, located in Lacey Township, New Jersey. The closing of this transaction is subject to various regulatory approvals, including FERC approval under Section 203 of the Federal Power Act. AmerGen expects to file an application with FERC for Section 203 approval in the near future.

      Finally, on November 17, 1999, AmerGen entered into an agreement with Vermont Yankee Nuclear Power Corporation to purchase the Vermont Yankee Nuclear Power Station, located in Vernon, Vermont. The closing of this transaction is subject to various regulatory approvals, including FERC approval under Section 203 of the Federal Power Act. AmerGen expects to file an application with FERC for Section 203 approval in the near future.

 III. THE PROPOSED PECO ENERGY RESTRUCTURING PLAN

      A.  Background

      The PECO Energy restructuring plan is proposed in partial response to the restructurings currently under way in the wholesale and retail sectors of the electric and gas industries in Pennsylvania and elsewhere. Each sector of the electric utility market is becoming increasingly competitive and presents greater market opportunities than ever existed before. PECO Energy seeks to restructure itself to adapt its electric business to these changing markets. The PECO Energy restructuring plan will permit PECO Energy to better compete in these markets and permit it to better serve its customers and its shareholders. The PECO Energy restructuring plan, moreover, implements the transfer of generation assets that PECO Energy contemplated in connection with its retail restructuring initiatives.

     B.  Description of the Planned Restructuring

     As described more fully in the Lawrence Testimony, PECO Energy's business operations currently are functionally separated into three parts: (1) the regulated transmission and distribution function; (2) the generation function; and (3) unregulated ventures. In addition, PECO Energy has additional subsidiaries which own or control certain FERC-jurisdictional facilities in connection with hydroelectric plants. PECO Energy's restructuring plan will, for the most part, formalize this functional separation into separate legal entities. Organizational charts depicting PECO Energy's pre-restructuring and post-restructuring organizational structures are appended to the Lawrence Testimony as Exhibits KGL-2 and KGL-4, respectively. For ease of reference, copies of Exhibits KGL-2 and KGL-4 are provided immediately following the verification page of this application.

     If authorized by FERC and PECO Energy's shareholders, the PECO Energy restructuring plan will be implemented in a series of steps. There now exists as a subsidiary of PECO Energy a Pennsylvania corporation currently named "Newholdco Corporation." Newholdco, which after the completion of the restructuring will carry the name "Exelon Corp." as the holding company parent of the restructured PECO Energy companies, currently is a shell corporation that owns no assets and is not a public utility under the Federal Power Act. As the first step of the PECO Energy restructuring plan, PECO Energy and Exelon Corp. will engage in a share exchange in which Exelon Corp. will become the sole holder of all the outstanding common stock of PECO Energy and all the existing holders of PECO Energy common stock will become the common stock shareholders of Exelon Corp./9/ The holders of PECO Energy preferred stock as of the Restructuring Closing Date


     9. Immediately following completion of this first step, assuming receipt of all required regulatory and shareholder approvals required to complete the merger with Unicom, Unicom will merge into Exelon Corp. This step will complete the merger. In the event PECO Energy and Unicom are unable to complete their merger, PECO Energy still will complete its restructuring.

will retain their preferred stock.

     Following completion of this initial step, PECO Energy will be a wholly-owned subsidiary of Exelon Corp.. In the next steps of the PECO Energy restructuring plan, specific assets held by PECO Energy will be transferred, by operation of Pennsylvania law, to newly-formed subsidiaries of PECO Energy, which in turn will be transferred to Exelon Corp., as follows

     . PECO Energy's generating assets and operations will be transferred to GenCo.

     . PECO Energy's market-based rate wholesale power sales tariff, FERC Electric Tariff Original Volume No. 1, together with the service agreements thereunder and certain other rate schedules on file with the Commission also will be transferred to GenCo so that GenCo can carry on PECO Energy's power marketing business. These tariffs, service agreements, and other rate schedules are identified in the schedules to the form of assumption agreement between PECO Energy Company and GenCo submitted as part of Exhibit H.

     . PECO Energy's unregulated ventures businesses will be transferred to VenturesHoldCo.

     . Certain of PECO Energy's administrative and support functions may be transferred to an unregulated services company, to be called "ServeCo" for purposes of this application.

     PECO Energy's transmission and distribution assets and operations will remain with PECO Energy Company, with the exception of the generator step-up and step-down transformers which will be transferred to GenCo along with their associated generating facilities.

     Upon completion of these steps in the restructuring, PECO Energy will have formally separated into individual business corporation subsidiaries of Exelon Corp. the business functions that previously operated as separate unincorporated business units of PECO Energy. The existing PECO Energy will emerge from the restructuring as "PECO Energy Company." PECO Energy Company will continue to own all of PECO Energy's transmission and distribution assets, and its transmission facilities will remain under the operational control of the PJM ISO in accordance with the PJM Open Access Transmission Tariff. PECO Energy Company also will remain regulated by the PaPUC as an electric distribution company and will continue to fulfill its "provider of last resort" functions pursuant to the Competition Act and the PaPUC regulations promulgated thereunder.

     PECO Energy's generation assets and operations will be transferred to GenCo, but they will for the most part continue to function and operate as they currently function and operate under PECO Energy's ownership. GenCo will hold the licenses required to operate those plants. PECO Energy's power marketing functions, which currently are pursued through the Power Team, also will be part of GenCo. In addition, PECO Energy Power and Susquehanna Power will transfer all of the Conowingo Project's facilities to GenCo. GenCo then will lease the Conowingo Project's transmission facilities, except for generator step-up and step-down transformers, to PECO Energy Company. In the alternative, PECO Energy will transfer to GenCo control over PECO Energy Power and Susquehanna Power. Also, PECO Energy will transfer all of the Muddy Run Project facilities to GenCo. GenCo then will lease the Muddy Run transmission facilities, except for generator step-up and step-down transformers, back to PECO Energy Company.

     PECO Energy's unregulated ventures, including PECO Energy's unregulated retail electric and gas marketing operations, which currently operate through Exelon Energy, will continue to operate as unregulated businesses within the Exelon Corp. corporate structure./10/




____________________________

     10. The exact post-restructuring placement of VenturesHoldCo within the Exelon Corp. corporate structure currently is undecided.

 IV. REQUEST FOR APPROVAL OF CORPORATE REORGANIZATION

     The Commission has held that corporate reorganizations such as the one proposed by PECO Energy effect a transfer of ownership and control of jurisdictional facilities by virtue of the transfer of ownership of those facilities from existing shareholders to a newly-formed holding company, and therefore they are subject to the Commission's jurisdiction under Section 203 of the Federal Power Act. See, e.g. Central Hudson Gas & Electric Corp., 84 FERC
                        --------- -----------------------------------
(P) 62,010 (1998); Boston Edison Co., 80 FERC (P) 61,274 (1997); Central Vermont
                   -----------------                             ---------------
Public Service Corp., 39 FERC (P) 61,295 (1987).  The Commission will approve
--------------------
such a disposition in accordance with Section 203 if it concludes that the transaction is consistent with the public interest. See, e.g., Boston Edison
                                                     ---------  -------------
Co., 80 FERC (P) 61,274 (1997).  In analyzing the effect of the disposition on
---
the public interest, FERC will assess three distinct effects: (1) the effect on competition; (2) the effect on rates; and (3) the effect on regulation. If the proposed transaction is determined not to present market power concerns, to adequately protect ratepayers, and not to impair federal and state regulation, the transaction will be deemed to be consistent with the public interest. See,
                                                                           ----
e.g., Duke Power Co., 79 FERC (P) 61,236 (1997).  As the following discussion
----  --------------
demonstrates, PECO Energy's proposed restructuring will have no negative effect on the public interest. To the contrary, it likely will have a beneficial effect.

     A.  The Effect on Competition

     PECO Energy's proposed restructuring will have no negative effect on competition and likely will have a beneficial effect. The PECO Energy restructuring plan will cause a general rearrangement of PECO Energy's corporate structure, but its effect will be limited solely to business units that already are owned or partly owned by PECO Energy, and so it will not combine any entities that currently are, or in the future likely would be, competitors. Accordingly, the PECO Energy proposal will not result in any assumption of horizontal market power by Exelon Corp., PECO Energy Company, or GenCo. The PECO Energy proposal also will not result in Exelon Corp.,

PECO Energy Company, or GenCo gaining control over generation or transmission assets or other inputs to production that PECO Energy currently does not control, and thereby it will not result in Exelon Corp., PECO Energy Company, or GenCo gaining vertical market power in the markets for generation and transmission./11/

     The PECO Energy restructuring plan reflects the type of structural changes that are becoming characteristic of the evolving competitive marketplace and that are enhancing competition in the markets for wholesale power. The PECO Energy proposal properly aligns the company's generation and power marketing businesses as part of one entity, the transmission and distribution business as part of another, and competitive ventures as part of a third entity. PECO Energy believes that this alignment of interests as reflected in the corporate overhaul will be beneficial to the competitive marketplace because it will allow each entity to focus exclusively on its business objectives and goals. For instance, PECO Energy expects that GenCo will compete in the wholesale electric marketplace and will be positioned to compete in emerging markets for retail electric sales. By providing a viable competitive alternative to the generation resources of incumbent regulated utilities, GenCo's presence in retail markets that have opened up to competition will further the creation of a robust competitive marketplace at both the retail and wholesale levels.



_______________________

     11. With respect to transmission, PECO Energy further notes that now and in the future, neither the existing PECO Energy nor the post-restructuring PECO Energy Company possesses or will possess transmission market power because control over PECO-owned transmission facilities has been transferred to the PJM ISO, which provides open access transmission service over PECO-owned facilities under the PJM Open Access Transmission Tariff.

     B.  The Effect on Rates

     PECO Energy's restructuring proposal will have no effect on the rates and charges that will be paid by PECO Energy Company's and GenCo's post-restructuring customers. Upon implementation of the PECO Energy restructuring plan, PECO Energy Company and GenCo will transact under rate schedules that will be subject to the jurisdiction, and the scrutiny, of the state and federal regulators to which PECO Energy currently is subject. PECO Energy does not propose any changes to its retail or wholesale rates or PECO Energy Company's retail rates or GenCo's wholesale rates as part of its proposal and does not intend to change its current or future transmission revenue requirements under the PJM Open Access Transmission Tariff as a result of this filing. The PECO Energy restructuring plan therefore will cause no change in PECO Energy's rates.

     PECO Energy does not have any wholesale requirements customers under cost-of-service rates or other customers under variable-rate contracts to whom PECO Energy Company or GenCo potentially could pass added costs and higher prices. Moreover, Pennsylvania retail customers are fully protected from any potential rate impacts of the restructuring by their freedom to purchase electric generation services from PECO Energy's competitors and by a state-imposed rate reduction and cap. Under the PECO Energy Retail Restructuring Settlement, PECO Energy is phasing-in full retail choice for generation supply for all of its retail customers through January 2, 2000. After that date, all of PECO Energy's existing retail electric customers may choose to purchase electric generation services from alternative electric generation suppliers. The PECO Energy Retail Restructuring Settlement requires PECO Energy to reduce its retail electric rates during 1999 and 2000 by 8% and 6%, respectively, from the rates in existence on December 31, 1996, and then caps the distribution portion of those rates until June 30, 2005, and the generation portion of those rates until December 31, 2010. PECO Energy's retail rates do not have an energy cost adjustment component, and PECO Energy's wholesale customers all take service under contracts that do not have adjustment factors that otherwise would permit PECO Energy Company to pass through to its customers any costs that it potentially will incur as a result of its restructuring. PECO Energy Company's customers thereby are protected from any adverse rate impacts from the restructuring.

     C.  The Effect on Regulation

     The PECO Energy restructuring plan will not diminish in any way the ability of state regulators or FERC to assert their regulatory jurisdiction over Exelon Corp. and its subsidiaries. Following reorganization, PECO Energy Company will remain subject to federal and state regulation in the same manner, and to the same extent, as PECO Energy currently is subject to regulation. PECO Energy Company will continue to be subject to all of the Commission's regulatory oversight pertaining to transmission and wholesale power contracts, including the Standards of Conduct promulgated pursuant to Order No. 889. GenCo will remain subject to FERC regulation with respect to all wholesale power transactions carried out by itself and its subsidiaries. GenCo will be subject to regulation by the PaPUC to the extent it is engaged in the business of an Electric Generation Supplier, in which event it will be regulated as such. Further, GenCo's relationship with both PECO Energy Company and any other affiliate that provides retail electric generating services in Pennsylvania will be subject to a state-imposed "Code of Conduct" until the expiration of the competitive transition charge period, which Code of Conduct creates certain obligations on PECO Energy Company and its affiliated electric generation suppliers. GenCo also will remain subject to regulation pursuant to PUHCA.

     D.  Public Interest Conclusion

     Because the PECO Energy restructuring plan will have no adverse effect on competition, rates, or regulation, the Commission should find the plan consistent with the public interest and authorize it.

 V.  FILING REQUIREMENTS UNDER PART 33

     PECO Energy submits the following information pursuant to Part 33 of the Commission's regulations, 18 CFR Part 33:

     A. Exact Name and Address of the Principal Business Office of Applicant's Principal Business Office:

               PECO Energy Company
               2301 Market Street
               Philadelphia, Pennsylvania  19101

     B. Name and Address of the Person Authorized to Receive Notices and Communications with Respect to the Application:

               Paul R. Bonney                      Floyd L. Norton, IV
               Vilna Waldron Gaston                Michael C. Griffen
               PECO Energy Company                 Morgan, Lewis & Bockius LLP
               2301 Market Street                  1800 M Street, N.W.
               Philadelphia, Pennsylvania  19101   Washington, D.C. 20036-586

     C.   Designation of the Territories Served by Applicant, by Counties and
          States:

          PECO provides retail electric and natural gas service in Pennsylvania in all or portions of the following counties: Bucks, Lancaster, Montgomery, Chester, York, and Delaware. PECO also serves electric customers in the City of Philadelphia.

     D. General Statement Briefly Describing the Facilities Owned or Operated for Transmission of Electric Energy in Interstate Commerce or the Sale of Electric Energy at Wholesale in Interstate Commerce:

          As of December 31, 1998, PECO Energy owned approximately 1,121 circuit miles of high voltage lines that are controlled by PJM. See Section
                                                                   ---
          II.A of this application and Exhibit KGL-3 to the Lawrence Testimony for a description of PECO Energy's generation facilities.

     E. Whether the Application Is for Disposition of Facilities by Sale, Lease, or Otherwise, a Merger or Consolidation of Facilities, or for Purchase or Acquisition of Securities of a Public Utility; Also, a Description of the Consideration, If Any, and the Method of Arriving at the Amount Thereof:

          As described hereinabove, the proposed dispositions at issue in this application are necessary to implement the PECO Energy restructuring plan. Asset transfers made pursuant to the PECO Energy restructuring plan will be made either via dividend or in exchange for stock.

     F. A Statement of Facilities to Be Disposed Of, Consolidated, or Merged, Giving a Description of Their Present Use and of Their Proposed Use after Disposition, Consolidation, or Merger. State Whether the Proposed Disposition of Facilities or Plan for Consolidation or Merger Includes All the Operating Facilities of the Parties to the
          Transaction:

               See Section III.B.

     G. A Statement (In the Form Prescribed by the Commission's Uniform System of Accounts for Public Utilities and Licensees) of the Cost of the Facilities Involved in the Sale, Lease, or Other Disposition or Merger or Consolidation. If Original Cost Is Not Known, an Estimate of Original Cost Based, Insofar as Possible, upon Records or Data of the Applicant or its Predecessors must Be Furnished, Together with a Full Explanation of the Manner in Which Such Estimate Has Been Made, and a Description and Statement of the Present Custody of All Existing Pertinent Data and Records:

               See Exhibit C.

     H. A Statement as to the Effect of the Proposed Transaction upon Any Contract for the Purchase, Sale, or Interchange of Electric Energy:

          The PECO Energy restructuring plan will have no material effect on any contract for the purchase, sale, or interchange of electric energy. See Section IV.B for a discussion of the PECO Energy restructuring plan's effects on rates.

     I. A Statement as to Whether or Not Any Application with Respect to the Transaction or Any Part Thereof Is Required to Be Filed with Any Other Federal or State Regulatory Body:

          PECO Energy has applied to the Pennsylvania Public Utility Commission for approvals required to complete the PECO Energy restructuring plan. PECO Energy also will apply to the Nuclear Regulatory Commission, the Securities and Exchange Commission, and the Federal Communications Commission for approvals required to complete the PECO Energy restructuring plan.

     J. The Facts Relied upon by Applicants to Show That the Proposed Disposition, Merger, or Consolidation of Facilities or Acquisition of Securities Will Be Consistent with the Public Interest:

               See Section IV, above.

     K. A Brief Statement of Franchises Held, Showing Date of Expiration If Not Perpetual:

          As of January 2, 2000, PECO Energy will not hold any exclusive franchises to supply electric energy to retail electric customers. In accordance with the terms of a settlement approved by the Pennsylvania Public Utility Commission consistent with the Pennsylvania Electricity Generation Customer Choice and Competition Act, all of PECO Energy's retail electric customers will be entitled to purchase their electric generation supply requirements from alternative electric generation suppliers. PECO Energy will serve as provider of last resort to retail electric customers in the City of Philadelphia, Pennsylvania, and Bucks, Montgomery, Chester, York, and Delaware Counties, Pennsylvania. PECO Energy will retain its franchise to provide distribution service to all retail customers.

          PECO Energy holds franchises to provide retail gas service in Bucks, Montgomery, Chester, Delaware, and Lancaster Counties, Pennsylvania. The Commonwealth of Pennsylvania recently enacted legislation under which all retail gas customers will also be entitled to purchase their gas supply requirements from alternative suppliers. Upon the implementation of the legislation, PECO Energy will not hold any exclusive franchises to sell gas to retail customers, although it expects it will serve as provider of last resort to its existing retail gas customers. PECO Energy will continue to provide distribution service to all retail gas customers.

 VI. LIST OF MATERIALS SUBMITTED

     In accordance with Part 33 of the Commission's regulations, 18 C.F.R. Part 33, PECO Energy attaches the following exhibits to this application:

     Exhibit A:     Resolution(s) of PECO Energy's Board of Directors

     Exhibit B:     Statement of Measure of Control

     Exhibit C:     Balance Sheet

     Exhibit D:     List of Contingent Liabilities

     Exhibit E:     Income Statement

     Exhibit F:     Statement of Retained Earnings

     Exhibit G:     Applications Filed with Federal and State Regulators

     Exhibit H:     Proposed Form of Agreement Governing Proposed Transaction

     Exhibit I:     Maps

 VII.  CONCLUSION

       For the foregoing reasons, PECO Energy Company respectfully requests the Commission to authorize it to effect the transfers of FERC-jurisdictional facilities required to implement the PECO Energy restructuring plan as described in this application.

                              Respectfully submitted,



                              __________________________________________
                              Floyd L. Norton, IV
                              Michael C. Griffen
                              Morgan, Lewis & Bockius LLP
                              1800 M Street, N.W.
                              Washington, D.C. 20036
                              Tel: (202) 467-7000

                              Paul R. Bonney
                              Vilna Waldron Gaston
                              PECO Energy Company
                              2301 Market Street
                              Philadelphia, Pennsylvania 19101
                              Tel: (215) 841-4252/4265

                              Attorneys for PECO Energy Company


Dated: December 16, 1999

                       COPIES OF EXHIBITS KGL-2 AND KGL-4

                                   EXHIBIT A

                                  RESOLUTIONS

     PECO Energy respectfully requests waiver of the Commission's requirement that it file, as Exhibit A to this application, copies of directors' resolutions approving the transaction at issue.

                                   EXHIBIT B

                        STATEMENT OF MEASURE OF CONTROL

        Statement of Measure of Control By or Over PECO Energy Company

     PECO Energy Company currently is not owned or controlled by any other person, company, or other entity. Upon completion of the PECO Energy restructuring plan described in this application, "Exelon Corp.," through its subsidiaries, will own interests in the following public utilities.

     ----------------------------------------------------------------
     Name of Public Utility Controlled                       Interest
     ----------------------------------------------------------------
     Susquehanna Power Company                                 100%
     ----------------------------------------------------------------
     PECO Energy Power Company                                 100%
     ----------------------------------------------------------------
     Susquehanna Electric Company                              100%
     ----------------------------------------------------------------
     Horizon Energy Company                                    100%
     ----------------------------------------------------------------
     AmerGen Energy Company, L.L.C.                             50%
     ----------------------------------------------------------------

     PECO Energy Company does not own any bank, trust company, banking association, or firm that is authorized by law to underwrite or participate in the marketing of securities of a public utility, or any company supplying electric equipment to such party.

                                   EXHIBIT C

                                 BALANCE SHEET

PECO Energy provides a copy of its balance sheet as of June 30, 1999. PECO Energy respectfully requests waiver of the Commission's requirement that it provide, as part of Exhibit C to this application, pro forma adjustments to its balance sheet.

                                   EXHIBIT D

                            CONTINGENT LIABILITIES

PECO Energy respectfully requests waiver of the Commission's requirement that it file, as Exhibit D to this application, a list of contingent liabilities.

                                   EXHIBIT E

                               INCOME STATEMENT

PECO Energy provides a copy of its income statement as of June 30, 1999. PECO Energy respectfully requests waiver of the Commission's requirement that it provide, as part of Exhibit E to this application, pro forma adjustments to its income statement.

                                   EXHIBIT F

                        STATEMENT OF RETAINED EARNINGS

PECO Energy respectfully requests waiver of the Commission's requirement that it file, as Exhibit F to this application, a statement of retained earnings.

                                   EXHIBIT G

                        APPLICATIONS FILED WITH FEDERAL
                             AND STATE REGULATORS

PECO Energy respectfully requests waiver of the Commission's requirement that it file, as Exhibit G to this application, copies of applications filed with federal and state regulators.

                                   EXHIBIT H

                                  AGREEMENTS

PECO Energy submits copies of the following agreements concerning the PECO Energy restructuring plan:

     1. PECO Energy Company Plan of Restructuring and Plan of Division

     2. Form of Assumption Agreement between PECO Energy Company and GenCo

     3. Form of Assumption Agreement between PECO Energy Power Company and GenCo

     4. Form of Easement and License Agreement between GenCo and PECO Energy Company

     5. Form of Call Contract for Generator Reliability Service between PECO Energy Company and GenCo

     6. Form of Amendment Agreement between GenCo and PECO Energy Company

     7. Forms of Interconnection Agreements Between PECO Energy Company and
        GenCo

        PECO Energy Company Plan of Restructuring and Plan of Division

      Form of Assumption Agreement between PECO Energy Company and GenCo

   Form of Assumption Agreement between PECO Energy Power Company and GenCo

 Form of Easement and License Agreement between GenCo and PECO Energy Company

            Form of Call Contract for Generator Reliability Service
                     between PECO Energy Company and GenCo


      The Form of Call Contract for Generator Reliability Service between
            PECO Energy Company and GenCo is submitted under Tab 4 of this filing. To avoid unnecessary duplication, it is not reproduced here.

       Form of Amendment Agreement between GenCo and PECO Energy Company



               The Form of Amendment Agreement between GenCo and
         PECO Energy Company is submitted under Tab 5 of this filing. To avoid unnecessary duplication, it is not reproduced here.

   Forms of Interconnection Agreements Between PECO Energy Company and GenCo



          The Forms of Interconnection Agreements Between PECO Energy Company and GenCo are submitted under Tabs 7 and 8 of this filing. To avoid unnecessary duplication, they are not reproduced here.

                                   EXHIBIT I

                                     MAPS